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Exhibit 10.1

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

        This Employment Separation and General Release Agreement (this "Separation Agreement"), is entered into this 20th day of March 2007, by and between Philip M. Singleton ("Employee"), and Marquee Holdings Inc., a Delaware corporation ("Holdings"), AMC Entertainment Inc., a Delaware corporation ("AMCE"), and American Multi-Cinema, Inc., a Missouri corporation and wholly owned subsidiary of AMCE ("AMC" and, collectively with Holdings and AMCE, the "Company").

        WHEREAS, Employee has been employed as the President and Chief Operating Officer of AMC; and

        WHEREAS, Employee and the Company have mutually agreed to terminate Employee's employment relationship with the Company upon the terms set forth herein.

        NOW, THEREFORE, in consideration of the covenants undertaken and the release contained in this Separation Agreement, Employee and the Company agree as follows:

        I.    Resignation.    Employee hereby resigns as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates, effective March 20, 2007 (the "Separation Date"). Concurrently with the execution of this Separation Agreement, Employee shall execute the letter attached as Exhibit A hereto and promptly deliver such letter to AMC. The Company and its affiliates hereby accept such resignation, effective immediately. Employee acknowledges and agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any severance, overtime, bonus, accrued vacation, commissions, or other wages) and usual benefits, and that all payments due to Employee from the Company after the Separation Date shall be determined under this Separation Agreement.

        II.    Severance.

          A.    Severance Pay.    The Company shall pay as severance pay to Employee a lump sum amount of Two Million Four Hundred Sixty-Five Thousand One Hundred Thirty-Nine Dollars and No Cents ($2,465,139.00), less applicable withholding and authorized deductions, within ten days after his return of this executed Agreement to AMC ("Lump Sum Severance Payment"), provided this Separation Agreement has not sooner been revoked, in whole or in part, by Employee.

          B.    Retirement Benefit Continuation.    Employee will remain eligible for benefits under the AMC Supplemental Executive Retirement Plan, the Defined Benefit Retirement Income Plan, the AMC Nonqualified Deferred Compensation Plan and the Retirement Enhancement Plan (collectively, the "Retirement Plans") as in effect immediately prior to the Separation Date, pursuant to the terms thereof as may be amended or terminated from time to time.

          C.    Certain Other Benefits.    Employee shall be entitled to the benefits described on the attached Exhibit B in accordance with their terms as in effect from time to time and subject to his satisfaction of applicable requirements thereunder. Nothing in this Separation Agreement shall affect the Company's ability to amend or terminate any such benefit plan, program or arrangement from time to time in accordance with its terms ("Exhibit B Benefit Programs"). Further, nothing in this Separation Agreement shall establish or enhance any rights or benefits on the part of Employee under the Retirement Plans or under any Exhibit B Program that he would not have had had he not entered into this Separation Agreement.

          D.    No Other Benefits.    The Lump Sum Severance Payment, benefits under the Retirement Plans and Exhibit B Benefits pursuant to this Section II are in lieu of any other payments or benefits (and, except as specifically provided under the Retirement Plans and the Exhibit B Benefit Programs, none shall accrue) after the Separation Date. Employee specifically acknowledges and agrees that he is entitled to receive no severance pay or other severance benefits pursuant to any severance plan or policy of the Company or any of its affiliates. Nothing contained in this Section II shall be construed as curtailing Employee's rights to elect to make portable any insurance benefits provided to him by the Company as may be available to him pursuant to the terms of the applicable insurance arrangements.

        III.    Mutual Nondisparagement; Press Release.    Employee agrees that he shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its affiliates. The Company agrees that it shall not, and it shall take reasonable steps to ensure that its officers or directors shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages Employee, either professionally or personally. A copy of the form of press release announcing Employee's employment termination is attached hereto as Exhibit E. Any other Company press release (whether internal or external) issued by the public relations department of the Company with respect to Employee's employment termination shall require the approval of Employee.

        IV.    Releases.

          A.    Release by Employee.    Employee on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges each of Holdings, AMCE and AMC and each of its respective parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way connected with his service as an officer, director, employee, member or manager of any Releasee, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, and applicable state and local law or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability; provided that such release shall not apply to (1) the benefits due to Employee under Section II in connection with the execution and delivery of this Separation Agreement; (2) the equity-based awards previously granted by the Company to Employee as referred to in Exhibit D hereto (which shall be governed by and subject to termination pursuant to the terms and conditions of the written agreements evidencing the applicable awards) and any rights Employee has to the put right set forth in Section IX.B; (3) any right that Employee may have to indemnification pursuant to the Company's certificate of incorporation, bylaws, Section 8 of the Employment Agreement (as defined in Section IX.B) or under applicable laws with respect to any losses that Employee may have incurred or may in the future incur with respect to his past service as an officer or employee of the Company; and (4) with respect to any such losses, any rights that Employee may have to insurance coverage for such losses under any Company directors and officers liability insurance policy. In addition, this release does not cover any claim that cannot be released as a matter of applicable law.

          B.    Release by the Company.    The Company, on behalf of its employees, officers, directors, divisions, subsidiaries, parents, affiliates, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Employee, his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Employee's employment, the termination thereof, or any other relationship with or interest in the Company resulting from or arising out of any act or omission by or on the part of Employee committed or omitted prior to the date of this Agreement; provided, however, that the foregoing release does not apply to any breach by Employee of his fiduciary duties to the Company, to fraud by Employee, or to any claim that cannot be released as a matter of applicable law.

          C.    Additional Release by Employee.    In addition to the release set forth in Section IV.A above, and subject to the exceptions set forth therein, Employee, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of any Company Releasee, from and with respect to any and all claims, agreements, obligations, demands and causes of action

  (collectively, "Known Claims"), arising out of or in any way connected with Employee's employment or any other relationship with or interest in the Company.

          D.    Additional Release by the Company.    In addition to the release set forth in Section IV.B above, and subject to the exceptions set forth therein, the Company, on behalf of its employees, officers, directors, divisions, subsidiaries, parents, affiliates, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of Employee, any entities he controls, his descendants, dependents, heirs, executors, administrators, assigns and successors, from and with respect to any Known Claims.

        V.    ADEA Waiver.    Employee expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement. Employee further expressly acknowledges and agrees that:

          A.    In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

          B.    He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

          C.    He was informed that he had twenty-one (21) days within which to consider this Separation Agreement (or to waive such period if he so desired by executing Exhibit C hereto); and

          D.    He was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

        VI.    No Transferred Claims.    Employee warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

        VII.    Confidential Information.

          A.    Employee acknowledges that he possesses information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret. Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and term of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports. Such confidential or trade secret information shall not, however, include information in the public domain unless Employee has, without authority, made it public. To the extent your disclosure of any such information is compelled by federal or state law, you agree to advise (to the extent legally permitted) the Company in advance of any such compelled disclosure and acknowledge that it shall only be pursuant to a court order that protects the confidentiality of the information to the greatest extent permitted by law, and only to such persons and/or agencies authorized to receive such information under such order, with the costs of complying with such court order reimbursed by the Company to Employee.

          B.    Employee shall (i) keep such information confidential, (ii) take appropriate precautions to maintain the confidentiality of such information, and (iii) not use such information for personal benefit or the benefit of any competitor or any other person.

          C.    On or prior to the Separation Date, Employee shall return all materials in his possession or under his control that were prepared by, relate to, or are the property of, the Company or its affiliates, including, but not limited to, materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

        VIII.    Noncompetition and Nonsolicitation.

          A.    Until twenty-four (24) months after the Separation Date, Employee shall not directly or indirectly (including through another person) (a) induce or attempt to induce any employee of the Company or any of its subsidiaries earning total annual remuneration in excess of $100,000 to leave the employ of such entity to take up employment or engagement in a similar capacity with a Competitive Business, or in any way interfere with the relationship between the Company or any of its subsidiaries, on the one hand, and any employee thereof, on the other hand, (b) on behalf of a Competitive Business hire any person who was an employee of the Company or any Affiliate of the Company earning total annual remuneration in excess of $100,000 within the preceding twelve (12) months, (c) solicit any customer, supplier, investor or other business relation of the Company or any of its subsidiaries with whom Employee has dealt during the twelve (12) months prior to Employee's employment termination or in respect of which Employee was, as of the Separation Date, in possession of confidential information, to reduce or cease doing business with the Company or any of its subsidiaries, (d) engage in any Competitive Business for Employee's own account, (e) enter the employ of, or render any services to, any person engaged in any Competitive Business, or (f) acquire a material financial interest in any Competitive Business. Nothing herein shall, however, prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly quoted or listed, so long as Employee has no active participation in the business of such company or corporation. As used herein, (i) "person" shall be construed broadly and shall include an individual, a corporation, limited liability company, partnership, association, trust or any other entity, and (ii) activity undertaken "directly or indirectly" includes any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner or a stockholder, member, partner, joint venturer of or otherwise, and includes any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor or otherwise.

          B.    "Competitive Business" means any business that owns, operates or manages any movie theater within a 20-mile radius of any theater (i) being operated by the Company or any of its subsidiaries during Employee's employment hereunder (but excluding any theaters that the Company and its subsidiaries had ceased to operate as of the Separation Date) or (ii) under consideration for opening by the Company or any of its subsidiaries, as referenced in internal written materials of the Company or its subsidiaries at any time during the 12 months preceding the Separation Date, including, without limitation, any major theatrical exhibitors of motion pictures, including but not limited to Regal Entertainment Group, Cinemark, Carmike Cinemas, National Amusements, Muvico Theaters, Harkins Theaters or Pacific Theaters. Notwithstanding the foregoing, it is expressly acknowledged that "Competitive Business" shall not include (a) Employee's service in a non-executive capacity on a board of directors of a vendor that provides products or services to the Company or its subsidiaries but does not exhibit or distribute films, or (b) Employee's consulting arrangement with a vendor that provides products or services to the Company or its subsidiaries but does not exhibit or distribute films.

          C.    During the period ending twenty-four (24) months after the Separation Date, Employee shall notify the Company of his acceptance of employment with, or agreement to provide substantial services to, any entity unrelated to the Company. Such notice shall be provided promptly, but in any event within seven (7) days after each event giving rise to such notice.

        IX.    Stock Options.

          A.    Holdings granted options to purchase shares of Holdings common stock to Employee under the 2004 Stock Option Plan of Marquee Holdings Inc., as amended (the "Plan") on December 23, 2004 (the "Options"), pursuant to the agreements set forth on Exhibit D. By action of the committee that administers the Plan, all outstanding Options that had not vested and become exercisable prior to the date hereof shall be vested and immediately exercisable as of the Separation Date and each outstanding Option shall remain exercisable until the earlier of (x) December 31, 2007 or such later date as may then (as of December 31, 2007) be expressly permitted without the imposition of tax under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and (y) the date on which the Option is exercised. Except as expressly provided in this Section IX, the Options shall continue to be subject to their terms as set forth in the Plan and the applicable option agreement thereunder.

          B.    Except in the event that an Initial Public Offering does not occur on or before December 15, 2007, no put right applies with respect to the Options (or any other equity interests or shares of the Company or any of its affiliates owned by or on behalf of Employee), including, without limitation, the put right described in Section 7(c)(ii) of that certain Employment Agreement by and between the Company and Employee dated as of December 23, 2004 (the "Employment Agreement"). If as of December 16, 2007, no Initial Public Offering has occurred, Section 7(c)(ii) (including all applicable definitions therein) of the Employment Agreement shall be reinstated as if reprinted (ignoring any external cross-references therein) in this Separation Agreement and shall apply to the Options (and any other equity interests or shares of the Company or any of its affiliates owned by or on behalf of Employee) in its entirety, including, without limitation, the provisions of Section 7(c)(ii)(C) relating to a "repurchase disability," in the manner set forth therein. As used herein, "Initial Public Offering" shall mean the first issuance by Holdings (or its successor), on or before December 31, 2007, of any class of common equity securities that is required to be registered (other than on a Form S-8) under Section 12 of the Exchange Act.

        X.    Miscellaneous

          A.    Successors.

          1.     This Separation Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

          2.     This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Separation Agreement by operation of law or otherwise.

          B.    Waiver.    No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

          C.    Modification.    This Separation Agreement may not be amended or modified other than by a written agreement executed by Employee and, with prior authorization of the Board of Directors of Holdings, the Chief Executive Officer of Holdings or his designee.

          D.    Complete Agreement.    This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Employee's relationship with the Company and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, including, without limitation, the Employment Agreement. Any representation, promise or agreement not specifically included in this Separation Agreement shall not be binding upon or enforceable against either party. This Separation Agreement constitutes an integrated agreement.

          E.    Litigation and Investigation Assistance.    Employee agrees to cooperate in the defense of the Company or any of its affiliates against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Employee's employment with the Company. Furthermore, Employee agrees to cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Employee's employment with the Company. Employee shall be entitled to reimbursement for costs reasonably incurred in connection with the foregoing assistance in accordance with Company policy as in effect from time to time and a per diem allowance of $1,000 per day. From and after the Separation Date, except as requested by the Company or as required by law,

  Employee shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or any of its affiliates or (ii) threatened or pending government investigation involving the Company or any of its affiliates.

          F.    Severability.    If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

          G.    Choice of Law; Forum; Waiver of Jury Trial.    This Separation Agreement shall be deemed to have been executed and delivered within the State of Missouri, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Missouri without regard to principles of conflict of laws that would give effect to the laws of another jurisdiction. Each party hereby consents to the exclusive jurisdiction of the state court located in or having jurisdiction over Jackson County, Missouri or the federal district court for the Western District of Missouri located in Kansas City, Missouri (or any other federal court with jurisdiction thereover) and each party irrevocably submits to the exclusive jurisdiction of each such court in any action or proceeding with respect to this Separation Agreement, waives any objection it may now have or hereafter have to venue or to convenience of such forum. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS SEPARATION AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          H.    Cooperation in Drafting.    Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

          I.    Counterparts.    This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

          J.    Advice of Counsel.    In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          K.    Supplementary Documents.    All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

          L.    Headings.    The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

          M.    Taxes.    The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Employee the amount required by law to be withheld with respect to such payment or other benefits provided to Employee. Other than as to such withholding right, Employee shall be solely responsible for any taxes due as a result of the payments and benefits received by Employee contemplated by this Separation Agreement.

          N.    Section 409A.    This Separation Agreement is intended to comply with Section 409A. To the extent any party hereto reasonably determines that any provision of this Separation Agreement would subject Employee to the excise tax under Section 409A, the parties agree in good faith to cooperate to reform this Separation Agreement in a manner that would avoid the imposition of such tax on Employee while preserving any affected benefit or payment to the extent reasonably practicable without increasing the cost to the Company. To the extent required in order to comply with Section 409A, amounts that would otherwise be payable under Section II during the six-month period immediately following the Separation Date shall instead be paid on the first business day after the date that is six months following Employee's "separation from service" within the meaning of Section 409A. To the extent that a payment payable under Section II hereof may be paid so as to avoid the imposition of the six-month delay in the immediately preceding sentence, the Company agrees in good faith to pay it at such time, if such payment is practical and if Employee has executed and not revoked the release of the Company contained herein. Nothing contained in this Separation Agreement is intended to constitute a guarantee of Employee's personal tax treatment.

[Remainder of page intentionally left blank.]

        I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

        EXECUTED this 20th day of March 2007, at Jackson County, Missouri.

/s/ Philip M. Singleton Philip M. Singleton

MARQUEE HOLDINGS INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:	/s/ Authorized Signatory

Name:
Title:

AMC ENTERTAINMENT INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:	/s/ Authorized Signatory

Name:
Title:

AMERICAN MULTI-CINEMA, INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:	/s/ Authorized Signatory

Name:
Title:

EXHIBIT A

RESIGNATION LETTER

Date: March 20, 2007

To:	The Boards of Directors of AMC Entertainment Inc. and Marquee Holdings Inc.
From:	Philip M. Singleton

        I hereby resign as an employee, officer, director, member, manager and in any other capacity with American Multi-Cinema, Inc. and each of its affiliates (including, without limitation, any subsidiary of Marquee Holdings Inc.), effective March 20, 2007.

Philip M. Singleton

A-1

EXHIBIT B

American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan

Retiree Health Coverage as stated on pages 64 and 65 of Summary Plan Description of the United HealthCare Choice Plus Preferred and Preferred Plus Plan for American Multi-Cinema, Inc., Group Number 708769, effective January 1, 2006

Bonus for Fiscal Year 2007 (paid when and as such Bonus would have been paid had Employee remained employed through the last day of the performance period (March 29, 2007))

Accrued vacation through March 29, 2007

Base salary through March 29, 2007

B-1

EXHIBIT C

ENDORSEMENT

        I, Philip M. Singleton, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

        I declare, under penalty of perjury, that the foregoing is true and correct.

        EXECUTED this 20th day of March 2007, at Jackson County, Missouri.

Philip M. Singleton

C-1

EXHIBIT D

Nonqualified Stock Option Agreement of Marquee Holdings Inc. by and between Employee and Marquee Holdings Inc. dated as of December 23, 2004.

Incentive Stock Option Agreement of Marquee Holdings Inc. by and between Employee and Marquee Holdings Inc. dated as of December 23, 2004.

D-1

EXHIBIT E

[Press Release Follows on Next Page]

MEDIA CONTACT Melanie Bell, 816.480.2560 Mbell@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT INC. ANNOUNCES RETIREMENT OF
PHILIP M. SINGLETON

        Kansas City, Mo.    (March 20, 2007)—AMC Entertainment Inc. ("AMC" or the "Company") announced today that Philip M. Singleton, a 32-year veteran of the Company, will retire as executive vice president of Marquee Holdings Inc., the Company's parent, as executive vice president of the Company and as president, chief operating officer and a director of the Company's subsidiary, American Multi-Cinema, Inc.

        "Phil has been an integral part of the history and growth of AMC," said Peter C. Brown, chairman, chief executive officer and president, AMC Entertainment Inc. "He has helped lead AMC through many industry and Company transforming events, such as the transition to the megaplex theatre, and several key mergers and acquisitions that reshaped the Company, including General Cinema and Loews. His unparalleled commitment to excellence has helped AMC become the pre-eminent Company and retail brand that it is today, and I am grateful to Phil for his extraordinary leadership over the years."

        Mr. Singleton, 60, began his career with AMC as a manager trainee in 1974. During his tenure, he has served in numerous positions, including general manager, district manager and vice president of southeast operations in Clearwater, Florida. In 1991, he became senior vice president and chief operating officer and relocated to the Company's Kansas City, Missouri headquarters. He assumed the role of executive vice president in 1994, prior to becoming president of American Multi-Cinema, Inc., the Company's largest operating subsidiary, in 1997. Mr. Singleton joined AMC after an eight-year career with the U.S. Marine Corps where he achieved the rank of captain.

        "I have been privileged to be a part of AMC for more than three decades, and I am extremely proud of the world-class Company it has become as well as the millions of guests that now visit AMC theatres around the world on an annual basis," said Singleton. "I've had a very exciting and rewarding career at AMC, and am now looking forward to turning my attention toward some personal dreams and spending more time with my family."

        Mr. Singleton's retirement is effective March 20, 2007. John McDonald, a 32-year veteran of the Company and executive vice president, will continue to oversee the Company's U.S. and Canada operations, and Mark McDonald, a 29-year veteran of the Company and executive vice president, will continue to oversee the Company's operations in Asia, Europe and South America. Both will report to chairman, chief executive officer and president, Peter C. Brown.

About AMC Entertainment Inc.

        AMC Entertainment Inc. is a worldwide leader in the theatrical exhibition industry. With a history of industry leadership and innovation dating back to the early 1900s, the Company today serves more than 240 million guests annually through interests in 382 theatres and 5,340 screens in 10 countries including the United States. The Company is headquartered in Kansas City, Missouri. Additional information is available online at www.amctheatres.com.

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  Exhibit 10.1
EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT
EXHIBIT A RESIGNATION LETTER
EXHIBIT B
EXHIBIT C ENDORSEMENT
EXHIBIT D
EXHIBIT E